Exhibit 99.1
Everus Reports Strong Third Quarter 2024 Results
BISMARCK, N.D. — Nov. 6, 2024 — Everus Construction Group (NYSE: ECG) today reported financial results for the quarter ended Sept. 30, 2024.
Third Quarter 2024 Summary
(all comparisons versus the prior-year period unless otherwise noted)
•Revenues of $761.0 million, +6.1%.
•Net income of $41.8 million, +16.1%; net income margin of 5.5%, +50 basis points.
•Earnings of 82 cents per share, +15.5%.
•Earnings before interest, taxes, depreciation and amortization (EBITDA) of $65.0 million, +12.1%; EBITDA margin of 8.5%, +40 basis points.
•Backlog of $2.88 billion, +43.5% from prior year-end.
•Reiterated 2024 full-year guidance.
•Completed spinoff from MDU Resources Group, Inc. on Oct. 31, 2024.
Management Commentary
“This has been a transformative period in our company’s evolution, highlighted by our successful tax-free spinoff from MDU Resources on Oct. 31,” said Jeffrey S. Thiede, president and CEO of Everus. “I want to thank our team members for their continued efforts and dedication that enabled us to successfully transition to being an independent, public company, which better positions us to effectively allocate capital and drive profitable growth while generating long-term value for our shareholders.
“Our third quarter results demonstrate the strength of our scaled national platform and market-leading local brands that are benefiting from strong secular tailwinds, including data center work,” Thiede said. “Third quarter revenue increased 6% with balanced growth across both our segments. With our all-time record backlog of $2.88 billion at the end of the quarter, which is up $873.9 million since the start of the year, and our disciplined focus on our 4EVER strategy, we are well-positioned to deliver on our long-term targets of 5% to 7% organic revenue growth and 7% to 9% EBITDA growth.”
Thiede said, “Based on our results through the first nine months of the year, continued strong momentum in our end markets and our disciplined focus on execution, we are reiterating our 2024 financial guidance that calls for revenues in the range of $2.65 billion to $2.85 billion and EBITDA in the range of $220 million to $240 million, with EBITDA margins expected to be higher than in 2023. We are encouraged by the opportunities in our key markets, where we are strategically positioned to take advantage of powerful megatrends driving data center growth, grid modernization and re-shoring of high-tech manufacturing. We are excited about our trajectory and are fully focused on delivering long-term value to our shareholders.”
Third Quarter 2024 Consolidated Results
Everus reported revenues increased to $761.0 million in the third quarter of 2024, compared to $717.4 million in the third quarter of 2023. Electrical and mechanical revenues grew $20.0 million, or 3.9%, and transmission and distribution revenues rose $24.0 million, or 11.7%.
The company's gross profit increased to $89.9 million in the third quarter of 2024, compared to $84.9 million in the third quarter of 2023. Higher revenues and consistent gross profit margin of 11.8% drove the increase.
Everus' net income increased to $41.8 million, or 82 cents per share, in the third quarter of 2024, compared to $36.0 million, or 71 cents per share, in the third quarter of 2023. The increase was primarily from higher revenues and income from joint venture activity and lower interest expense, partially offset by higher selling, general and administrative expenses and increased income taxes due to higher income before taxes. Net income margin was 5.5% in the third quarter of 2024, up 50 basis points compared to 5.0% in the third quarter of 2023.
The company's EBITDA increased to $65.0 million in the third quarter of 2024, compared to $58.0 million in the third quarter of 2023. The increase was primarily from higher revenues and income from joint ventures, partially offset by higher selling, general and administrative expenses. EBITDA margin was 8.5% in the third quarter of 2024, up 40 basis points compared to 8.1% in the third quarter of 2023. See the Non-GAAP Measures sections of this news release for definitions and reconciliations of EBITDA and EBITDA margin.

Everus' backlog increased to $2.88 billion at Sept. 30, 2024, compared to $1.85 billion at Sept. 30, 2023. E&M backlog was $2.57 billion, up from $1.53 billion, and T&D backlog was $316.9 million, down from $324.0 million.
Third Quarter 2024 Segment Results
Electrical and Mechanical
The company's E&M segment revenues increased to $536.9 million in the third quarter of 2024, compared to $516.9 million in the third quarter of 2023. The increase was driven by higher workloads in the commercial and institutional end markets, particularly in the data center submarket, partially offset by decreased workloads in the industrial, service and renewables end markets.
E&M segment net income increased to $29.4 million in the third quarter of 2024, compared to $23.1 million in the third quarter of 2023. EBITDA increased to $40.8 million in the third quarter of 2024, compared to $33.6 million in the third quarter of 2023. These increases were driven by higher revenues, strong project execution and project efficiencies. As a result, net income margin was 5.5% in the third quarter of 2024, up 100 basis points from 4.5% in the third quarter of 2023. EBITDA margin was 7.6% in the third quarter of 2024, up 110 basis points from 6.5% in the third quarter of 2023.
Transmission and Distribution
Everus' T&D segment revenues were $228.5 million during the third quarter of 2024, compared to $204.5 million in the third quarter of 2023. The increase was driven by higher workloads in both the utility and transportation end markets. The utility market had higher workloads in the transmission, underground, telecommunication and substation submarkets, and the transportation market had higher workloads in the traffic signalization and street lighting submarkets. These increases were partially offset by lower workloads in the distribution submarket.
T&D segment net income increased to $18.5 million in the third quarter of 2024, compared to $16.9 million in the third quarter of 2023. EBITDA increased to $30.4 million in the third quarter of 2024, compared to $28.2 million in the third quarter of 2023. These increases were primarily from higher utility and transportation end-market revenues. Net income margin was 8.1% in the third quarter of 2024, down 20 basis points from 8.3% in the third quarter of 2023. EBITDA margin was 13.3% in the third quarter of 2024, down 50 basis points from 13.8% in the third quarter of 2023.
Balance Sheet and Cash Flow Commentary
Balance Sheet
On Oct. 31, 2024, Everus entered into a five-year senior secured credit agreement, whereby it has the capacity to incur indebtedness of up to $525.0 million, consisting of $300.0 million in aggregate principal amount of term loans and a $225.0 million revolving credit facility. Letters of credit are available under the credit agreement in an aggregate amount of up to $50.0 million. Everus drew $40.0 million under the credit facility on the spinoff date to meet projected working capital needs. Everus used a portion of the net proceeds to repay its outstanding indebtedness to CEHI, LLC (Centennial), as well as a dividend to MDU Resources. The remaining amount of net proceeds was retained by Everus.
Everus' working capital, defined as current assets minus current liabilities, was $327.0 million at Sept. 30, 2024, compared to $313.9 million at Dec. 31, 2023.
Everus previously reported that its near-term priorities following the spinoff from MDU Resources will be organic growth investments, value-enhancing mergers and acquisitions, and balance sheet optimization.
Cash Flow
The company's operating cash flows were $82.7 million for the nine months ended Sept. 30, 2024, compared to $61.4 million for the nine months ended Sept. 30, 2023. The increase was driven by project timing, workload activity and billing fluctuations, with increases in accounts payable, net contract liabilities and other current liabilities, partially offset by an increase in accounts receivable.
The company's capital expenditures were $34.5 million for the nine months ended Sept. 30, 2024, compared to $28.1 million for the nine months ended Sept. 30, 2023. The increase was primarily from vehicle and equipment investments to support the company's growth.
Everus had free cash flow of $57.8 million for the nine months ended Sept. 30, 2024, compared to $45.5 million for the nine months ended Sept. 30, 2023. The increase was primarily from higher operating cash flows, partially offset by higher net capital expenditures. See the Non-GAAP Financial Measures sections of this news release for the definition and reconciliation of free cash flow.

Forecast for Full Year 2024
Everus is reaffirming previously provided guidance for 2024:
•Revenue is expected to be in the range of $2.65 billion to $2.85 billion.
•EBITDA is expected to be in the range $220 million to $240 million, with EBITDA margins expected to be higher than 2023. See the Non-GAAP Financial Measures sections of this news release for further information and reconciliation.
The company's expected results for 2024 are based on these assumptions:
•Normal operating conditions.
•Normal economic conditions.
•Continued availability of labor, necessary equipment and materials.
Basis of Presentation
Prior to the spinoff from MDU Resources on Oct. 31, 2024, Everus Construction, Inc., including its subsidiaries, operated as a wholly owned subsidiary of Centennial and an indirect, wholly owned subsidiary of MDU Resources and not as a stand-alone company. Following the separation, Everus Construction is now a wholly owned subsidiary of Everus. As a result, third quarter 2024 results of operations, financial condition, cash flow and the accompanying unaudited condensed consolidated financial statements were prepared on a “carve-out” basis in connection with the spinoff and were derived from the unaudited condensed consolidated financial statements of MDU Resources as if Everus operated on a stand-alone basis during the periods presented. The calculation of basic and diluted earnings per share for the periods presented have been retrospectively adjusted to the number of shares outstanding on Oct. 31, 2024, the separation and distribution date. It is assumed that there were no dilutive or anti-dilutive equity instruments because there were no Everus stock-based awards outstanding during those periods.
Non-GAAP Financial Measures
Throughout this news release, Everus presents financial information prepared in accordance with U.S. GAAP (GAAP), as well as non-GAAP financial measures, including organic revenue, organic revenue growth, EBITDA, EBITDA margin and free cash flow, including applicable measures by segment. The use of these non-GAAP financial measures should not be construed as alternatives to revenues, earnings, earnings margin or operating cash flows. Everus believes the use of these non-GAAP financial measures are beneficial in evaluating the company's financial performance. Please refer to the "Non-GAAP Financial Measures" section contained in this news release for additional information.
Conference Call
Management will discuss Everus' third quarter results on a webcast at 8:30 a.m. EST Nov. 7, 2024. The webcast and accompanying presentation materials can be accessed at investors.everus.com by selecting “Events & Presentations” and “Everus Q3 Earnings Call.” After the conclusion of the webcast, a replay will be available at the same location.
Participants also can listen to the webcast by phone at 646-307-1963 for toll-based U.S. and international callers or at 800-715-9871 for toll-free U.S. callers, with conference ID 1034822.
About Everus Construction Group
Everus Construction Group, Inc., a member of the S&P SmallCap 600® index, is Building America's Future™ by providing a full spectrum of construction services through its electrical and mechanical, and transmission and distribution specialty contracting services across the United States. These specialty contracting services are provided to utility, transportation, commercial, industrial, institutional, renewable and other customers. Its E&M contracting services include construction and maintenance of electrical and communication wiring and infrastructure, fire suppression systems, and mechanical piping and services. Its T&D contracting services include construction and maintenance of overhead and underground electrical, gas and communication infrastructure, as well as manufacturing and distribution of transmission line construction equipment and tools. For more information about Everus, visit everus.com or email investors@everus.com.

Forward-Looking Statements
Information in this news release includes certain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this news release, including statements about future performance, financial guidance and long-term targets and statements made by the CEO, are expressed in good faith and are believed by the company to have a reasonable basis. This news release highlights key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements.” Although the company believes that its expectations are based on reasonable assumptions as of the date they are made, there is no assurance the company’s projections, including estimates for growth, shareholder value creation and financial guidance, will be achieved. Please refer to assumptions contained in this news release, as well as the various important factors listed in Part I, Item 1A - Risk Factors in the company's recent Form 10 filing and subsequent filings with the Securities and Exchange Commission.
Changes in such assumptions and factors could cause actual future results to differ materially from growth and financial guidance. All forward-looking statements in this news release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, the company does not undertake any obligation to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, and changes in future operating results over time or otherwise.
Media Contact
Laura Lueder, director of communications, 701-221-6444
Investor Contact
Paul Bartolai, Vallum Advisors, 773-489-5692, investors@everus.com

Everus Construction Group, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
	(In thousands, except per share amounts)
Operating revenues	$760,985	$717,406	$2,090,047	$2,218,672
Cost of sales	671,085	632,499	1,836,853	1,976,534
Gross profit	89,900	84,907	253,194	242,138
Selling, general and administrative expenses	36,191	34,816	109,292	102,519
Operating income	53,709	50,091	143,902	139,619
Interest expense	2,851	4,596	8,823	13,483
Other income	1,071	1,208	3,683	2,705
Income before income taxes and income from equity method investments	51,929	46,703	138,762	128,841
Income taxes	13,995	11,423	37,606	32,822
Income from equity method investments	3,833	734	7,797	4,718
Net income	$41,767	$36,014	$108,953	$100,737

Earnings per share:
Basic	$0.82	$0.71	$2.14	$1.98
Diluted	$0.82	$0.71	$2.14	$1.98
Weighted average common shares outstanding:
Basic	50,972	50,972	50,972	50,972
Diluted	50,972	50,972	50,972	50,972

Everus Construction Group, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30, 2024	December 31, 2023
	(In thousands, except share and per share amounts)
Assets
Current assets:
Cash and cash equivalents	$553	$1,567
Receivables, net of allowances of $7,300 and $7,967, respectively)	632,131	534,100
Costs and estimated earnings in excess of billings	174,102	158,529
Due from related-party	12,270	11,507
Inventories	46,923	42,709
Prepayments and other current assets	20,553	17,651
Total current assets	886,532	766,063
Noncurrent assets:
Property, plant and equipment	282,633	259,849
Less: accumulated depreciation	153,272	143,831
Net property, plant and equipment	129,361	116,018
Goodwill	143,224	143,224
Other intangible assets, net of accumulated amortization of $9,984 and $8,738, respectively	466	2,004
Operating lease right-of-use assets	68,852	53,233
Noncurrent retention receivable	32,849	21,355
Investments	17,648	8,413
Other	360	272
Total noncurrent assets	392,760	344,519
Total assets	$1,279,292	$1,110,582
Liabilities and Stockholder’s Equity
Current liabilities:
Billings in excess of costs and estimated earnings	$221,662	$198,231
Accounts payable	160,873	116,573
Taxes payable	14,006	8,557
Due to related-party	15,870	14,615
Accrued compensation	66,960	44,721
Operating lease liabilities due within one year	26,110	21,143
Accrued payroll-related liabilities	37,292	35,342
Other accrued liabilities	16,788	13,001
Total current liabilities	559,561	452,183
Noncurrent liabilities:
Related-party notes payable	214,525	168,531
Deferred income taxes	965	6,535
Operating lease liabilities	43,247	32,504
Other	7,691	1,979
Total noncurrent liabilities	266,428	209,549
Total liabilities	$825,989	$661,732
Commitments and contingencies
Common stockholder’s equity:
Common Stock, stated value $1, no par value; 1,000 shares authorized, issued and outstanding	$1	$1
Other paid-in capital	137,947	136,184
Retained earnings	315,355	312,665
Total stockholder’s equity	453,303	448,850
Total liabilities and stockholder’s equity	$1,279,292	$1,110,582

Everus Construction Group, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine months ended September 30,
	2024	2023
	(in thousands)
Operating activities:
Net income	$108,953	$100,737
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	16,961	15,658
Amortization	1,538	1,575
Deferred income taxes	(5,570)	(734)
Provision for credit losses	(51)	4,385
Employee stock-based compensation costs	1,034	517
Unrealized gain on investments	(531)	—
Gain on sale of assets	(5,513)	(6,297)
Equity in earnings of unconsolidated affiliates, net of distributions	(4,788)	(4,718)
Changes in current assets and liabilities, net of acquisitions:
Receivables	(97,980)	(5,828)
Due from related-party	(763)	1,381
Costs and estimated earnings in excess of billings	(15,573)	(44,802)
Inventories	(4,214)	(8,984)
Other current assets	(2,303)	(2,512)
Accounts payable	44,265	(11,125)
Due to related-party	10	356
Billings in excess of costs and estimated earnings	23,431	12,566
Other current liabilities	32,760	6,540
Other noncurrent changes	(8,984)	2,647
Net cash provided by operating activities	82,682	61,362
Investing activities:
Capital expenditures	(34,506)	(28,134)
Net proceeds from sale or disposition of property	9,587	12,247
Investments	(570)	(535)
Net cash used in investing activities	(25,489)	(16,422)
Financing activities:
Repayment of related-party notes payable	—	(45,000)
Repayment of related-party short-term notes payable	—	(27,000)
Net amounts received from related-party cash management program	45,994	62,527
Transfers to Centennial	(104,201)	(37,026)
Net cash used in financing activities	(58,207)	(46,499)
Decrease in cash and cash equivalents	(1,014)	(1,559)
Cash and cash equivalents - beginning of period	1,567	2,112
Cash and cash equivalents - end of period	$553	$553

Everus Construction Group, Inc.
Segment and Other Financial Information
(Unaudited)
Revenues
The following table sets forth segment revenues for the periods indicated, as well as the percentage change from the prior period:

	Three months ended September 30,			Nine months ended September 30,
	2024	2023	% Change	2024	2023	% Change
	(In millions, except percentages)
Operating revenues:
Electrical & Mechanical	$536.9	$516.9	3.9%	$1,481.7	$1,680.2	(11.8)%
Transmission & Distribution	228.5	204.5	11.7%	623.8	549.5	13.5%
Eliminations	(4.4)	(4.0)	10.0%	(15.5)	(11.0)	40.9%
Total operating revenues	$761.0	$717.4	6.1%	$2,090.0	$2,218.7	(5.8)%
Backlog
Backlog is a common measurement in the construction services industry. Everus' determination of backlog consists of the uncompleted portion of services to be performed under job-specific contracts. Contracts are subject to delays, defaults or cancellations; changes in scope of services to be provided; and adjustments to costs. Backlog also may be affected by project delays or cancellations resulting from weather conditions, external market factors and economic factors beyond Everus' control, among other things. Accordingly, there is no assurance that backlog will be realized. For the periods presented in the backlog table below, Everus did not experience any material impacts related to delays or cancellations of planned projects included in backlog. The timing of contract awards, duration of large new contracts and the mix of services can significantly affect backlog. Backlog at any point in time may not accurately represent revenue or net income realized in any period, and backlog as of the end of the year may not be indicative of revenue or net income expected to be realized in the following year. Backlog should not be relied upon as a stand-alone indicator of future results.
The following table provides estimated backlog as of the dates indicated and backlog that Everus reasonably estimates will be recognized within the next 12 months following Sept. 30, 2024:

	Total backlog as of September 30, 2024	Total backlog as of December 31, 2023	Total backlog as of September 30, 2023
	(In millions)
Backlog:
Electrical & Mechanical	$2,567.9	$1,685.6	$1,526.0
Transmission & Distribution	316.9	325.3	324.0
Total backlog	$2,884.8	$2,010.9	$1,850.0
Capital Expenditures

2024 Estimated
(In millions)
Total capital expenditures	$52

Note: Total capital expenditures is presented on a gross basis.

Everus Construction Group, Inc.
Non-GAAP Financial Measures
In addition to information prepared in accordance with GAAP, the company evaluates operating performance using the non-GAAP financial measures of organic revenue, organic revenue growth, EBITDA and EBITDA margin, including applicable measures by segment, and evaluates its liquidity using the non-GAAP financial measure of free cash flow. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the company's results as reported under GAAP. Because of these limitations, organic revenue, organic revenue growth, EBITDA, EBITDA margin and free cash flow should not be considered as replacements for revenues, net income, net income margin and cash provided by (used in) operating activities, the most comparable GAAP measures, respectively. Non-GAAP financial measures are not standardized; therefore, it may not be possible to compare them with other companies’ organic revenue, organic revenue growth, EBITDA, EBITDA margin and free cash flow having the same or similar names.
Organic Revenue and Organic Revenue Growth
Everus uses organic revenue and organic revenue growth to measure its revenue performance on a consistent basis compared to prior years. The company believes these non-GAAP financial measures, in addition to the corresponding GAAP measures of revenue and revenue growth, are useful to investors as they provide a basis for consistently comparing revenue with prior years as well as comparing to other peer companies. Organic revenue is defined as the difference between current year and prior year revenues less the impact of acquired and divested companies in the past 12 months. Organic revenue growth is calculated by dividing organic revenue by prior year revenues.
EBITDA and EBITDA Margin
Everus utilizes EBITDA and EBITDA margin to consistently assess its operating performance and as a basis for strategic planning and forecasting since the company believes EBITDA closely correlates to long-term enterprise value. Everus believes that measuring performance on an EBITDA basis is useful to investors because it enables a more consistent evaluation of its operational performance period to period. Everus also believes these non-GAAP financial measures, in addition to the corresponding GAAP measures of net income and net income margin, are useful to investors and provide meaningful information about operational efficiency by excluding the impacts of differences in tax jurisdictions and structures, debt levels and capital investment. Investors also may use EBITDA to calculate leverage as a multiple of EBITDA. Management uses EBITDA and EBITDA margin, in addition to GAAP metrics, to evaluate the company's operating results, calculate compensation packages and determine leverage as a multiple of EBITDA to establish the appropriate funding of operations.
EBITDA is calculated by adding back interest expense, income taxes, and depreciation and amortization to net income. EBITDA margin is calculated by dividing EBITDA by operating revenues. EBITDA and EBITDA margin are considered non-GAAP financial measures and are comparable to the corresponding GAAP measures of net income and net income margin, respectively.
The following table reconciles net income to EBITDA and provides the calculation of EBITDA margin.

	Three months ended September 30,			Nine months ended September 30,
	2024	2023	% Change	2024	2023	% Change
	(In millions, except percentages)
Net income	$41.8	$36.0	16.1%	$109.0	$100.8	8.1%
Interest expense	2.8	4.7	(40.4)%	8.8	13.5	(34.8)%
Income taxes	14.0	11.4	22.8%	37.6	32.8	14.6%
Depreciation and amortization	6.4	5.9	8.5%	18.5	17.3	6.9%
EBITDA	$65.0	$58.0	12.1%	$173.9	$164.4	5.8%

Operating revenues	$761.0	$717.4	6.1%	$2,090.0	$2,218.7	(5.8)%
Net income margin	5.5%	5.0%	10.0%	5.2%	4.5%	15.6%
EBITDA margin	8.5%	8.1%	4.9%	8.3%	7.4%	12.2%

The following tables reconcile net income to EBITDA by segment.

	Three months ended September 30, 2024				Nine months ended September 30, 2024
	E&M	T&D	Corporate and Other	Total	E&M	T&D	Corporate and Other	Total
	(In millions)
Net income	$29.4	$18.5	$(6.1)	$41.8	$81.7	$43.5	$(16.2)	$109.0
Interest expense	—	0.9	1.9	2.8	0.1	3.0	5.7	8.8
Income taxes	9.8	6.2	(2.0)	14.0	28.5	14.6	(5.5)	37.6
Depreciation and amortization	1.6	4.8	—	6.4	4.8	13.8	(0.1)	18.5
EBITDA	$40.8	$30.4	$(6.2)	$65.0	$115.1	$74.9	$(16.1)	$173.9

	Three months ended September 30, 2023				Nine months ended September 30, 2023
	E&M	T&D	Corporate and Other	Total	E&M	T&D	Corporate and Other	Total
	(In millions)
Net income	$23.1	$16.9	$(4.0)	$36.0	$75.8	$37.9	$(12.9)	$100.8
Interest expense	1.4	1.4	1.9	4.7	4.7	3.2	5.6	13.5
Income taxes	7.5	5.6	(1.7)	11.4	25.2	12.0	(4.4)	32.8
Depreciation and amortization	1.6	4.3	—	5.9	4.6	12.7	—	17.3
EBITDA	$33.6	$28.2	$(3.8)	$58.0	$110.3	$65.8	$(11.7)	$164.4

The following table provides EBITDA and the calculation of EBITDA margin by segment.

	Three months ended September 30,			Nine months ended September 30,
	2024	2023	% Change	2024	2023	% Change
	(In millions, except percentages)
Operating revenues:
Electrical & Mechanical	$536.9	$516.9	3.9%	$1,481.7	$1,680.2	(11.8)%
Transmission & Distribution	228.5	204.5	11.7%	623.8	549.5	13.5%
Eliminations	(4.4)	(4.0)	10.0%	(15.5)	(11.0)	40.9%
Total operating revenues	$761.0	$717.4	6.1%	$2,090.0	$2,218.7	(5.8)%

Net income:
Electrical & Mechanical	$29.4	$23.1	27.3%	$81.7	$75.8	7.8%
Transmission & Distribution	18.5	16.9	9.5%	43.5	37.9	14.8%
Corporate and other	(6.1)	(4.0)	(52.5)%	(16.2)	(12.9)	(25.6)%
Total net income	$41.8	$36.0	16.1%	$109.0	$100.8	8.1%

EBITDA:
Electrical & Mechanical	$40.8	$33.6	21.4%	$115.1	$110.3	4.4%
Transmission & Distribution	30.4	28.2	7.8%	74.9	65.8	13.8%
Corporate and other	(6.2)	(3.8)	(63.2)%	(16.1)	(11.7)	(37.6)%
Total EBITDA	$65.0	$58.0	12.1%	$173.9	$164.4	5.8%

Net income margin:
Electrical & Mechanical	5.5%	4.5%	22.2%	5.5%	4.5%	22.2%
Transmission & Distribution	8.1%	8.3%	(2.4)%	7.0%	6.9%	1.4%
Total net income margin	5.5%	5.0%	10.0%	5.2%	4.5%	15.6%

EBITDA margin:
Electrical & Mechanical	7.6%	6.5%	16.9%	7.8%	6.6%	18.2%
Transmission & Distribution	13.3%	13.8%	(3.6)%	12.0%	12.0%	—%
Total EBITDA margin	8.5%	8.1%	4.9%	8.3%	7.4%	12.2%
The following table provides EBITDA guidance reconciliation for the full year 2024.

	Low	High
	(In millions)
Net income	$140.0	$150.0
Interest expense	10.0	15.0
Income taxes	45.0	50.0
Depreciation and amortization	25.0	25.0
EBITDA	$220.0	$240.0
Free Cash Flow
Everus uses free cash flow as a measure of liquidity that indicates how much cash the company can produce after taking cash outflows from operations and assets into consideration. The company believes this non-GAAP financial measure, in addition to the corresponding GAAP measure of cash provided by (used in) operating activities, is useful to investors because it provides meaningful information about the company’s financial health and ability to generate cash, support additional debt obligations, pay future dividends and fund growth. Free cash flow does not represent residual cash flow available for discretionary purposes.
Free cash flow is defined as net cash provided by (used in) operating activities less net capital expenditures.

The following table reconciles net cash provided by operating activities to free cash flow.

	Nine months ended September 30,
	2024	2023
	(In millions)
Net cash provided by operating activities	$82.7	$61.4
Purchases of property, plant and equipment	(34.5)	(28.1)
Cash proceeds from sale of property, plant and equipment	9.6	12.2
Free cash flow	$57.8	$45.5
Non-GAAP Financial Guidance
The company is unable to reconcile forward-looking non-GAAP financial guidance relating 2024 EBITDA margin and long-term targets of organic revenue, organic revenue growth, and EBITDA to their nearest GAAP measure because the company is unable to predict the timing of these adjustments with a reasonable degree of certainty. By their very nature, non-GAAP adjustments are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact the company and its financial results. Therefore, the company is unable to provide a reconciliation of 2024 EBITDA margin guidance, and reconciliations of long-term organic revenue, organic revenue growth and EBITDA guidance.